As filed with the Securities and Exchange Commission on February 5, 2014

Registration No. 333-189927

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________

VACCINOGEN, INC.

(Exact name of registrant as specified in its charter)

Maryland	5090	14-1997223
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

5300 Westview Drive, Suite 406

Frederick, MD 21703

Tel.: (301) 668-8400

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Michael G. Hanna, Jr., Ph.D.

Chief Executive Officer

VACCINOGEN, INC.

5300 Westview Drive, Suite 406

Frederick, MD 21703

Tel.: (301) 668-8400

☑(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Marc A. Indeglia, Esq.

Gregory R. Carney, Esq.

Indeglia& Carney LLP

1299 Ocean Avenue, Suite 450

Irvine, CA 92614

Tel No.: (310) 982-2720

Fax No.: (310) 458-8007

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

Pursuant to a Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-189927) filed with the Securities and Exchange Commission on July 12, 2013 by Vaccinogen, Inc. (the “Company”), and declared effective on October 31, 2013, the Company registered the resale of 6,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share by a selling shareholder (the “Selling Shareholder”) pursuant to a Put Notice under an Investment Agreement, as amended (the “Investment Agreement”) that the Company entered into with the Selling Shareholder. The Investment Agreement permitted the Company to sell shares of its common stock to the Selling Shareholder during the period ended January 18, 2014. The Company did not put any shares to the Selling Shareholder prior to the January 18, 2014 expiration date. Accordingly, the Company’s obligation to maintain the effectiveness of the Registration Statement has terminated.

In accordance with the Company’s undertaking in Part II, Item 17 of the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the Shares remaining unsold under the Registration Statement and such Shares are hereby deregistered.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on February 5, 2014.

VACCINOGEN, INC.

By:	/s/ Michael G. Hanna, Jr., Ph.D.
Michael G. Hanna Jr., Ph.D.
Chief Executive Officer, Principal Executive Officer and Chairman of the Board of Directors (Principal Executive Officer )

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Michael G. Hanna, Jr., Ph.D.	Chairman and Chief Executive Officer	February 5, 2014
Michael G. Hanna, Jr., Ph.D	(Principal Executive Officer)

/s/ Andrew Tussing	President, Chief Operating Officer and	February 5, 2014
Andrew Tussing	acting Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Alan Cohen	Director	February 5, 2014
Alan Cohen

/s/ Daniel Kane	Director	February 5, 2014
Daniel Kane